UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Level One Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan	71-1015624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32991 Hamilton Court	48334
Farmington Hills	(Zip code)
Michigan
(Address of principal executive offices)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/100th Interest in a Share of 7.50%Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $2,500 per share	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-239671

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $2,500 (the “Series B Preferred Stock”), of Level One Bancorp, Inc., a Michigan corporation (the “Company”). The descriptions of the Depositary Shares and the underlying shares of Series B Preferred Stock are incorporated herein by reference to the descriptions included under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” respectively, in the Prospectus Supplement dated August 10, 2020, as filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus dated July 17, 2020, included in the Company’s registration statement on Form S-3 (File No. 333-239671) filed with the Commission on July 2, 2020. The Depositary Shares are expected to be listed on the Nasdaq Global Select Market.

Item 2.  Exhibits.

Exhibit No. Description

3.1
Articles of Incorporation of Level One Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8 K, filed with the Securities and Exchange Commission August 13, 2020).

3.2	Certificate of Designation of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B (included in Exhibit 3.1 hereto)

3.3
Amended and Restated Bylaws of Level One Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1 (File no. 333-223866) filed with the Securities and Exchange Commission on March 23, 2018).

4.1
Deposit Agreement, by and among Level One Bancorp, Inc., Continental Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8 K, filed with the Securities and Exchange Commission August 13, 2020).

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     Level One Bancorp, Inc.

Date: August 13, 2020     By: /s/ Patrick J. Fehring
    Name: Patrick J. Fehring
    Title: President and Chief Executive Officer